WINTHROP REALTY TRUST

WINTHROP REALTY TRUST ANNOUNCES RESIGNATION OF CHIEF OPERATING OFFICER EFFECTIVE
                                JANUARY 31, 2007

      FOR IMMEDIATE RELEASE - BOSTON, January 26/PRNewswire-FirstCall/ --Winthrop Realty Trust (NYSE:FUR) today announced that Carolyn Tiffany, its Chief Operating Officer, has elected to resign her position effective January 31, 2007 to pursue an opportunity at a private equity firm. "It was a very difficult decision to leave Winthrop and I truly enjoyed my time with Winthrop and the successes we have had" stated Ms. Tiffany.

      Peter Braverman, Winthrop's President, stated "it has been my pleasure to work with Carolyn for the past 11 years. At this time Carolyn's significant responsibilities will be allocated among Winthrop's existing staff including myself and Tom Staples, Winthrop's Chief Financial Officer." Michael L. Ashner, Winthrop's Chairman and Chief Executive Officer, commented "we are grateful to Carolyn for her many years of service to Winthrop and its affiliates. We wish her well and are certain that she will be successful in her future pursuits."

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      Winthrop Realty Trust is a NYSE-listed real estate investment trust (REIT)
headquartered in Boston, Massachusetts. Additional information on Winthrop
Realty Trust is available on its Web site at www.winthropreit.com.

Contact:

Winthrop Realty Trust
Beverly Bergman
(617) 570-4614